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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the subsidiaries of Provident Financial Services, Inc. following the Conversion:

     Name                          State of Incorporation
     ----                          ----------------------
     The Provident Bank            New Jersey (100% Owned)